UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 12, 2013

Harsco Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-03970	23-1483991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania	17011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (717) 763-7064

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement

On September 16, 2013, Harsco Corporation (“Harsco”) entered into an agreement to sell its Infrastructure division into a joint venture with Clayton, Dubilier & Rice (“CD&R”) as part of a transaction (the “Transaction”) that will combine the Infrastructure division with Brand Energy & Infrastructure Services, Inc. (“Brand”), which CD&R is simultaneously acquiring from First Reserve (the “Brand Acquisition”).

Under the terms of the Purchase Agreement (the “Purchase Agreement”), by and among Harsco, certain of Harsco’s subsidiaries, certain subsidiaries of CD&R (the “Buyers”), Bullseye Investors, Inc., a Delaware corporation (the “Company”), and CD&R Bullseye Holdings, L.P., a Delaware limited partnership (“CD&R Investor”), Harsco will contribute substantially all of its equity interests in, and the assets of, its Infrastructure division to the Buyers in exchange for (i) cash proceeds of approximately $300 million, subject to working capital and other adjustments, and (ii) certain partnership units of a joint venture partnership (the “Joint Venture”) between Harsco and CD&R Investor. The partnership units to be acquired by Harsco represent an approximate 29% equity interest in the Company, which will ultimately own the combined assets of the Infrastructure division and Brand.

The parties’ obligations to consummate the Transaction, which is expected to close before the end of the year, are conditioned upon, among other things, (i) the expiration or termination of all applicable waiting periods and clearances pursuant to certain U.S. and non-U.S. antitrust approvals, (ii) the closing of the Brand Acquisition, (iii) satisfactory conclusion of the relevant works council/trade union consultation procedures, and (iv) certain other customary closing conditions.

The parties’ obligations to consummate the Transaction are also conditioned upon the delivery of certain ancillary agreements, including a limited partnership agreement (the “Partnership Agreement”) that will govern the operation of the Joint Venture, the form of which is contemplated by the Purchase Agreement. Under the Partnership Agreement, Harsco will be required to make quarterly payments, effectively to CD&R Investor, either (at Harsco’s election) (i) in cash, with total payments to equal approximately $22 million per year on a pre-tax basis (approximately $15 million per year after tax), or (ii) in kind through the transfer of approximately 2.5% of Harsco’s partnership interests in the Joint Venture to CD&R Investor on an annual basis. Harsco’s obligation to make such quarterly payments under the Partnership Agreement will cease upon the earlier of (i) the Joint Venture achieving $479 million in last twelve months’ EBITDA for three quarters, which need not be consecutive, and (ii) eight years after the closing of the Purchase Agreement. In addition, upon the initial public offering of the combined Infrastructure and Brand businesses, Harsco’s quarterly payment obligation will decrease by the portion of CD&R Investor’s ownership sold and is eliminated completely once CD&R Investor’s ownership interest in the Joint Venture falls below 20%. In the event of a liquidation of the Company, CD&R would be entitled to a liquidation preference of approximately $336 million, plus any quarterly payments that had been paid in kind.

Under the terms of an Investor Rights Agreement, the form of which is contemplated by the Purchase Agreement, Harsco will have the right to designate two of the nine directors to the board of directors of the Company and to jointly (with CD&R Investor) designate one independent director. The remaining members of the board of directors of the Company will consist of five directors designated by CD&R Investor as well as the chief executive officer of the combined Infrastructure and Brand businesses.

The Purchase Agreement also includes customary representations, warranties and covenants. Among other things, Harsco has agreed (i) to certain customary restrictions on the conduct of the business of the Infrastructure division prior to the closing date of the Purchase Agreement, (ii) to cooperate with CD&R’s efforts to secure certain financing and (iii) not to compete with the business of the Joint Venture for a period beginning on the closing date of the Purchase Agreement and ending one year from the date on which Harsco no longer has the right to designate any directors to the board of directors of the Company.

The Purchase Agreement provides for certain termination rights, including the right to terminate the Purchase Agreement in the event of breach or failure to perform certain covenants. The Purchase Agreement further provides that the parties may terminate the Purchase Agreement if the marketing period for purposes of obtaining debt financing for the Transaction has not commenced before January 24, 2014 or if the Transaction has not been consummated by February 14, 2014. If the Purchase Agreement is terminated because of a breach or non-performance of certain covenants by the Buyers, Harsco will be entitled to a termination fee of $20 million.

(2)

Amendment to Credit Agreement

On September 12, 2013, Harsco entered into Amendment No. 1 (“Amendment No. 1”) to the Amended and Restated Five-Year Credit Agreement, dated March 2, 2012 (as amended, the “Credit Agreement”), among Harsco, the lenders party thereto, Citibank, N.A., as administrative agent, RBS Securities Inc., as syndication agent, and the documentation agents party thereto.

In addition to certain administrative and conforming modifications, Amendment No. 1 replaced the total consolidated debt to total consolidated capital ratio covenant in the Credit Agreement with a total consolidated debt to consolidated EBITDA ratio covenant. Under the new covenant, Harsco’s ratio of total consolidated debt to consolidated EBITDA may not exceed the ratio of 3.50 to 1.00.

Item 2.06. Material Impairments.

On September 13, 2013, primarily as a result of the Transaction and certain other factors, management of Harsco concluded that generally accepted accounting principles require Harsco to recognize a non-cash impairment charge in the range of $350 million to $450 million related to a write-down of the assets of Harsco’s Infrastructure division. Management determined that the impairment charge was required in light of the consideration to be received by Harsco in connection with the Transaction. The amount of the charge represents management’s estimate of the difference between the current book value of Harsco’s Infrastructure division and the sum of the cash consideration plus the estimated fair market value of Harsco’s partnership interest in the Joint Venture, each of which are expected to be received upon consummation of the Transaction. The final impairment charge actually taken may differ from the estimated range, possibly materially, due to a number of factors, including, but not limited to, (i) the valuation of certain assets and liabilities being transferred to the Joint Venture, as well as the impact of any future gains recognized by the Joint Venture in connection with the Transaction that could be attributable to Harsco, (ii) the value of certain indemnities provided by Harsco under the Purchase Agreement, (iii) the final valuation of Harsco’s equity interest in the Joint Venture, (iv) final capital expenditure and working capital adjustments required under the Purchase Agreement, and (v) the recognition of cumulative currency translation amounts. The impairment charge is not expected to result in future cash expenditures for Harsco.

For additional information concerning the Transaction, see Item 1.01 above, which is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

A copy of the press release issued by Harsco on September 16, 2013 announcing the Transaction and entry into the Purchase Agreement is included as Exhibit 99.1 hereto and is incorporated herein by reference.

(3)

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Number	Exhibit

99.1	Press release dated September 16, 2013

(4)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION

Date: September 16, 2013	By:	/s/ A. Verona Dorch
	Name:	A. Verona Dorch
	Title:	Vice President and General Counsel

(5)

EXHIBIT INDEX

Number	Exhibit

99.1	Press release dated September 16, 2013

(6)